Exhibit 99.2

Horizon Lines Reports Strong Third Quarter 2005 Earnings

CHARLOTTE, N.C., November 02, 2005 — Horizon Lines, Inc. (NYSE: HRZ) today reported strong results for the third quarter ended September 25, 2005, with solid quarter-over-quarter growth in key financial measures.

Operating revenue for the third quarter of 2005 was $289.1 million, an increase of $38.0 million or 15.1% from the $251.1 million for the third quarter of 2004. The improvement was led by volume growth, increased bunker fuel surcharges to offset rising fuel costs, cargo mix and rate improvement, new vessel management contracts and growth in other non-transportation revenue.

Operating income was $18.4 million in the 2005 third quarter compared to $27.4 million for the same period last year. The decline in operating income was primarily attributable to non-recurring expenses associated with the Company’s initial public offering (IPO), and higher non-cash amortization expense resulting from the purchase price accounting basis step-up in intangible assets associated with the July 2004 acquisition of the Company.

Results for the third quarter included non-recurring expenses related to the IPO for management fees, non-cash stock compensation expenses and transaction expenses totaling $11.3 million. In addition, non-cash amortization of intangible assets increased by $4.2 million in the third quarter of 2005, compared to 2004. Absent these non-recurring IPO related expenses and the increase in amortization expense, third quarter 2005 operating income would have been $33.9 million, an increase of $5.9 million over third quarter 2004 on a comparable basis.

Net income for the 2005 third quarter, which includes the above mentioned items, was $3.2 million compared to $11.3 million for the third quarter of 2004. Basic earnings per share for the third quarter of 2005 was $.14. Basic earnings per share on a pro forma basis would have been $.37, adjusted to give effect to the consummation of the issuance and sale of the Company of the shares of its common stock pursuant to its initial public offering, use of proceeds therefrom, and the related transactions, as if they occurred as of December 27, 2004.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $36.1 million for the third quarter of 2005 compared to $38.1 million for the 2004 third quarter. Excluding the non-recurring IPO related expenses, EBITDA would have been $47.4 million in the 2005 third quarter versus $38.7 million in 2004, an improvement of $8.7 million or 22.5%. See attached reconciliation from net income to EBITDA.

“This was a very good quarter for Horizon Lines,” said Chuck Raymond, President and Chief Executive Officer. “The economic climate in all three of our trades continued to exhibit steady growth. Revenue increased by $38.0 million or 15.1% over the third quarter of 2004. Operating income and EBITDA both improved in the third quarter of 2005, after excluding the impact of non- recurring expenses associated with Horizon Lines’ IPO. We continued to invest in the business by acquiring two vessels off of lease and 900 new containers in the third quarter. Our intense focus on cost control continues and we have undertaken initiatives to mitigate rising fuel expenses. The use of IPO proceeds to pay down debt will improve our balance sheet and reduce interest costs commencing in the fourth quarter. As we move into the fourth quarter, we remain encouraged by the ongoing growth in our trades, and as the largest Jones Act container shipper in these markets with excellent customer relationships, we believe we are well positioned to take advantage of the opportunities ahead of us.”

The initial public offering of 12,500,000 shares of common stock, all of which were issued and sold by Horizon Lines at a price of $10.00 per share, was completed on September 30, 2005. The net proceeds to Horizon Lines of $110.5 million and $40.0 million of other cash are being applied to redeem $62.2 million of preferred stock and pay down $80.3 million of debt on November 2, 2005. The underwriters exercised their option to purchase 1,875,000 additional shares from Horizon Lines at $9.30 per share to cover over-allotments on October 12, 2005. The closing of this additional offering occurred on October 14, 2005, and the net proceeds of $17.4 million are being used to further pay down $15.9 million of debt on November 21, 2005.

Company executives will provide additional perspective on the Company’s quarterly results at its third-quarter earnings call, beginning at 11:00 a.m., Eastern Time, today. Those interested in participating in the call may do so by dialing 1-800-240-5318 and asking for the Horizon Lines Earnings Call. Presentation materials and a live audio webcast will be accessible at Horizon Lines’ website at www.horizonlines.com. In addition, Horizon Lines’ detailed financial information is contained in its Form 10-Q document, which is posted on www.horizonlines.com, and has been filed with the Securities and Exchange Commission.

Horizon Lines, Inc. is the nation’s leading Jones Act container shipping and integrated logistics company. It accounts for approximately 37% of total U.S. marine container shipments from the continental U.S. to the three non- contiguous Jones Act markets, Alaska, Hawaii and Puerto Rico, and to Guam.

This press release includes “forward-looking statements,” as defined by federal securities laws, with respect to financial condition, results of operations and business. All forward-looking statements involve risk and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

Factors that may cause actual results to differ from expected results include: substantial debt; restrictive covenants under our debt; decreases in shipping volumes; our failure to renew our commercial agreements with Maersk; rising fuel prices; labor interruptions or strikes; job-related claims; liability under multi-employer pension plans; compliance with safety and environmental protection and other governmental requirements; new statutory and regulatory directives in the United States addressing homeland security concerns; the successful start-up of any Jones Act competitor; increased inspection procedures and tight import and export controls; restrictions on foreign ownership of our vessels; repeal or substantial amendment of the Jones Act; escalation of insurance costs; catastrophic losses and other liabilities; the arrest of our vessels by maritime claimants; severe weather and natural disasters; our inability to exercise our purchase options for our chartered vessels; the loss of our key management personnel; actions by our significant stockholder; and legal or other proceedings to which we are or may become subject.

In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. We undertake no obligation and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Horizon Lines, Inc.

Unaudited Condensed Consolidated Balance Sheets

($ in thousands)

	December 26 2004(1)	September 25, 2005
Assets
Current assets
Cash and cash equivalents	$56,766	$64,024
Accounts receivable, net of allowance of $7,938 and $9,998 at December 26, 2004 and September 25, 2005, respectively	110,801	136,896
Income taxes receivable	9,354	9,560
Deferred tax asset	5,680	5,178
Materials and supplies	21,680	25,792
Other current assets	7,019	6,047

Total current assets	211,300	247,497

Property and equipment, net	190,123	197,402
Deferred tax assets	80,499	69,318
Intangible assets, net	522,412	505,948
Other long term assets	15,640	21,098

Total assets	$1,019,974	$1,041,263

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$25,275	$23,609
Current portion of deferred tax liability	1,683	1,965
Current portion of long term debt	2,500	2,500
Other accrued liabilities	114,590	136,982

Total current liabilities	144,048	165,056

Long term debt, net of current	609,694	621,717
Deferred tax liability	136,538	126,391
Deferred rent	44,949	41,594
Other long term liabilities	2,429	3,134

Total liabilities	937,658	957,892

Series A redeemable preferred stock	56,708	60,682

Stockholders’ equity
Common stock, $.01 par value, 50,000,000 shares authorized and 16,345,421 and 18,216,845 shares issued and outstanding at December 26, 2004 and September 25, 2005, respectively	163	183
Additional paid in capital	26,530	34,748
Accumulated other comprehensive income (loss)	71	(58)
Retained deficit	(1,156)	(12,184)

Total stockholders’ equity	25,608	22,689

Total liabilities and stockholders’ equity	$1,019,974	$1,041,263

(1)	The balance sheet at December 26, 2004 has been derived from the audited financial statements of Horizon Lines, Inc.

Horizon Lines, Inc.

Unaudited Consolidated Statements of Operations

($ in thousands)

	Quarters Ended,		Nine Months Ended,
	September 19, 2004	September 25, 2005	September 19, 2004	September 25, 2005
Operating revenue	$251,105	$289,075	$706,954	$817,181

Operating expenses:
Operating expense	190,601	221,968	559,534	644,437
Selling, general and administrative	21,339	31,229	59,382	85,863
Depreciation and amortization	7,169	13,085	26,954	38,526
Amortization of vessel drydocking	3,767	3,815	11,978	12,359
Miscellaneous expense, net	844	585	2,715	1,805

Total operating expenses	223,720	270,682	660,563	782,990

Operating income	27,385	18,393	46,391	34,191

Other expense:
Interest expense, net	8,141	12,936	12,745	39,174
Interest expense—preferred units of subsidiary	302	—	2,686	—
Other expense, net	8	16	15	17
Income (loss) before income taxes	18,934	5,441	30,945	(5,000)
Income tax expense	7,604	2,202	12,168	2,428
Net income (loss)	$11,330	$3,239	$18,777	$(7,428)
Less: accretion of preferred stock	1,797	479	1,797	3,600
Net income (loss) available to common stockholders	$9,533	$2,760	$16,980	$(11,028)

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

($ in thousands)

	Nine Months Ended,
	September 19, 2004	September 25, 2005
Cash flows from operating activities:
Net income (loss)	$18,777	$(7,428)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	24,814	23,855
Amortization of other intangible assets	2,140	14,671
Amortization of vessel drydocking	11,978	12,359
Amortization of deferred financing costs	876	2,528
Deferred income taxes	2,968	1,818
Loss (gain) on equipment disposals	24	(253)
Stock-based compensation	1,765	12,039
Accretion of preferred units of subsidiary	2,686	—
Accretion of interest on 11% senior discount notes	—	9,384
Changes in operating assets and liabilities:
Accounts receivable	(11,171)	(26,095)
Materials and supplies	(2,423)	(4,112)
Other current assets	(4,885)	766
Accounts payable	(5,131)	(1,666)
Accrued liabilities	(4,706)	19,366
Vessel drydocking payments	(10,793)	(12,621)
Other assets/liabilities	(3,136)	(1,296)
Net cash provided by (used in) operating activities	23,783	43,315
Cash flows from investing activities:
Purchases of property and equipment	(22,749)	(29,481)
Acquisition of Company	(663,027)	—
Proceeds from the sale of property and equipment	1,399	904
Other investing activities	(150)	—
Net cash used in investing activities	(684,527)	28,577

Cash flows from financing activities:
Initial capitalization of Company	87,027	—
Borrowing under 13% promissory notes	70,000	—
Borrowing on term loans	250,000	—
Issuance of 9% Senior Notes	250,000	—
Borrowing under line of credit	6,000	—
Payment on line of credit	(6,000)	—
Principal payments on long term debt	—	(1,875)
Payment of financing costs	—	(1,588)
Payment of costs associated with common stock offering	—	(4,456)
Sale of stock	—	1,108
Distribution to holders of preferred stock	—	(535)
Payments on capital lease obligation	(126)	(134)
Net cash (used in) provided by financing activities	656,901	(7,480)

Net (decrease) increase in cash and cash equivalents	(3,843)	7,258
Cash and cash equivalents at beginning of period	50,409	56,766
Cash and cash equivalents at end of period	$46,566	$64,024
Supplemental information: non-cash activities
Notes payable in conjunction with the acquisition of beneficial interest in vessel trusts	—	$4,514

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Horizon Lines, Inc.

Unaudited Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

($ in thousands)

	Quarters Ended,		Nine Months Ended,
	September 19, 2004	September 25, 2005	September 19, 2004	September 25, 2005
Net income (loss)	$11,330	3,240	18,777	(7,427)
Interest expense	8,192	13,726	12,865	40,294
Income tax expense	7,604	2,204	12,168	2,430
Depreciation and amortization	10,936	16,900	38,932	50,885
EBITDA	$38,062	$36,070	$87,742	$86,182
Transaction expenses	—	1,505	—	1,505
Management fees	634	8,198	880	9,698
Non-cash stock	—	1,627	—	12,039
Adjusted EBITDA	$38,696	$47,400	$83,622	$109,424

Note:	EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization. We believe that EBITDA is a meaningful measure for investors as (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance, (ii) the senior credit facility contains covenants that require Horizon Lines Holding Corp. to maintain certain interest expense coverage and leverage ratios, which contain EBITDA, and (iii) EBITDA is a measure used by our management team to make day-to-day operating decisions.

SOURCE Horizon Lines, Inc.

Media, Michael Avara of Horizon Lines, Inc.,

1-704-973-7000, or mavara@horizonlines.com

http://www.prnewswire.com

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